Exhibit 5.1

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

617 542 6000

617 542 2241 fax

January 14, 2004

OXiGENE,	Inc.

230 Third Avenue

Waltham, MA 02451

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Prospectus Supplement, dated January 14, 2004, relating to a Registration Statement on Form S-3, Registration No. 333-109433 (the “Registration Statement”) being filed by OXiGENE, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 2,755,695 shares (the “Shares”) of its common stock, $0.01 par value per share (the “Common Stock”). The Shares are to be sold to certain investors pursuant to the Prospectus Supplement.

In connection with this opinion, we have examined the Company’s Certificate of Incorporation and By-laws, both as amended to date and as currently in effect, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant, and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when issued and delivered by the Company, will be, upon receipt of payment therefor, duly and validly issued, fully paid and non-assessable shares of the Common Stock.

Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States Federal Laws, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

Boston    Washington    Reston    New York    New Haven    Los Angeles    London

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

OXiGENE, Inc.

January 14, 2004

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this Firm’s name therein and in the Prospectus Supplement under the caption “Validity of Common Stock.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and

Popeo, P.C.

Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C.